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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                               ------------------

                                    FORM 8-K

                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): November 14, 2002
                                                         -----------------

                          COMMISSION FILE NO.: 0-26823

                        ALLIANCE RESOURCE PARTNERS, L.P.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                DELAWARE                                    73-1564280
      (STATE OR OTHER JURISDICTION OF                     (IRS EMPLOYER
      INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NO.)


           1717 SOUTH BOULDER AVENUE, SUITE 600, TULSA, OKLAHOMA 74119
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)


                                 (918) 295-7600
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


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ITEM 5.  OTHER EVENTS

         Alliance Resource Partners, L.P. today announced its plans to acquire Warrior Coal, LLC ("Warrior Coal") pursuant to terms of the previously disclosed Amended and Restated Put and Call Option Agreement ("Put/Call Agreement") between the Partnership and ARH Warrior Holdings, Inc., a company indirectly owned by management of the Partnership. The Partnership expects to consummate the purchase of Warrior Coal during the first quarter of 2003. Additional details relating to acquisition of Warrior Coal are described below under Item 9.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c) EXHIBITS

         99.1 Press release announcing Alliance Resource Partners, L.P. plans to acquire Warrior Coal, LLC.

         99.2 Certification of Joseph W. Craft III, President and Chief Executive Officer of Alliance Resource Management GP, LLC, the managing general partner of Alliance Resource Partners, L.P., dated November 14, 2002, pursuant to 18 U.S.C. Section 1350.

         99.3 Certification of Dale G. Wilkerson, Vice President and Controller (Principal Accounting Officer) of Alliance Resource Management GP, LLC, the managing general partner of Alliance Resource Partners, L.P., dated November 14, 2002, pursuant to 18 U.S.C. Section 1350.


ITEM 9.  REGULATION FD DISCLSOURE

         In accordance with General Instruction B.2. of Form 8-K, the following information and the exhibits referenced therein shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it or they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

         At closing, the Partnership will pay ARH Warrior Holdings, Inc. approximately $12.5 million in cash representing the put option price in accordance with the Put/Call Agreement. In addition the Partnership will repay Warrior Coal's borrowings under the revolving credit agreement between an affiliate of ARH Warrior Holdings, Inc. and Warrior Coal, which Warrior Coal estimates will be approximately $16.9 million at closing. The borrowings under the revolving credit agreement were primarily used to finance new infrastructure capital projects that are expected to improve productivity and significantly increase Warrior Coal's annual production capacity. The estimated aggregate payment of $29.4 million will be funded with the proceeds of debt or equity financing, or a combination of the two, depending upon market conditions, or through borrowings under its credit facility.

         The Partnership estimates that Warrior Coal's 2003 EBITDA (income before net interest expense, income taxes, depreciation, depletion and amortization) will be between $14 million

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and $18 million, resulting in an EBITDA to aggregate payment multiple range of between 1.6 to 2.1 times. After netting the amounts attributable to our Illinois Basin operations that will be depleting in 2003, Warrior Coal's incremental EBITDA is expected to be between $11 million and $14 million and incremental annual maintenance capital expenditures are estimated to be $3 million.

         The foregoing financial projections are based upon assumptions that the Partnership believes are reasonable in light of management's current beliefs concerning future events. However, the assumptions the Partnership has used are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those projected above.

         The press release of the Partnership, dated November 14, 2002, relating to the acquisition of Warrior Coal attached hereto as Exhibit 99.1 is incorporated by reference into this Item 9.

         On November 14, 2002, Joseph W. Craft III, President and Chief Executive Officer of Alliance Resource Management GP, LLC (the "Company") and Dale G. Wilkerson, Vice President and Controller (Principal Accounting Officer) of the Company, the managing general partner of Alliance Resource Partners, L.P., each furnished to the Securities and Exchange Commission personal certifications pursuant to 18 U.S.C. Section 1350. Copies of the certifications are attached hereto as Exhibits 99.2 and 99.3 and are incorporated by reference into this Item 9. The chief financial officer certification is provided by Mr. Dale G. Wilkerson, Vice President and Controller (Principal Accounting Officer) because the chief financial officer position is currently open.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



    ALLIANCE RESOURCE PARTNERS, L.P.


By: Alliance Resource Management GP, LLC,
    its managing general partner


By: /s/ Joseph W. Craft III
    ------------------------------------------
    Joseph W. Craft III
    President and Chief Executive Officer


Date: November 15, 2002










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                                  EXHIBIT INDEX



      *  99.1    Press release announcing Alliance Resource Partners, L.P.
                  plans to acquire Warrior Coal, LLC.

      *  99.2     Certification of Joseph W. Craft III, President and Chief
                  Executive Officer of Alliance Resource Management GP, LLC, the managing general partner of Alliance Resource Partners, L.P., dated November 14, 2002, pursuant to 18 U.S.C. Section 1350.

      *  99.3     Certification of Dale G. Wilkerson, Vice President and
                  Controller (Principal Accounting Officer) of Alliance Resource
                  Management GP, LLC, the managing general partner of Alliance
                  Resource Partners, L.P., dated November 14, 2002, pursuant to
                  18 U.S.C. Section 1350.


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*        Filed herewith.